FOR IMMEDIATE RELEASE
Contact: Shannon Webber
O: (412) 749-9299 x5
C: (412) 608-2393
E: Shannon@AtlasStories.com

BONE BIOLOGICS COMPLETES $5.75 MILLION ROUND OF FINANCING

BOSTON, (February 29, 2016) – Bone Biologics (OTCQB: BBLG), an orthobiologic company focused on regenerative medicine, announced today the completion of a $5.75 million funding round with Musculoskeletal Transplant Foundation, OrthoFix Holdings, Inc. and Hankey Capital, LLC. Proceeds will be used primarily to fund further development and synthesis of a potential bone graft substitute product focused first on bone regeneration in spinal fusion procedures.

Steve La Neve, CEO and President of Bone Biologics noted, “We are pleased with the completion of this round of funding in a challenging investment environment which will allow the company to further execute on its development strategy. The confidence that these equity investors continue to show in our technology platform, the management team and the professional partners we have assembled is encouraging.”

Nell-1TM is a bone growth factor developed as a potentially more attractive alternative to other bone growth factors used in surgical procedures today. The lead product, Nell-1, has the potential as demonstrated in the lab and in animal testing to potentially offer significant clinical utility to surgeons.

Bone Biologics Board Chairman Bruce Stroever stated, “We are truly gratified that funding has been secured to aggressively develop Nell-1 and drive hard against the company’s pre-clinical and ultimately, clinical strategies.”

Don R. Hankey, Chairman of Hankey Capital, LLC said, “We are delighted with the opportunity to enable Bone Biologics to advance the science and progress to the next phase of its business plan.”

Bone Biologics Corporation is undertaking groundbreaking work with the three founders and select strategic partners, building on unprecedented research on the Nell-1 molecule that has resulted in a significant number of studies and resulting publications in peer review scientific literature.

About Bone Biologics

Bone Biologics (OTCQB:BBLG) was founded to pursue regenerative medicine for bone. Bone Biologics is currently focusing its development efforts of its bone graft substitute product on bone regeneration in spinal fusion. Our proprietary platform technology, Nell-1, is a recombinant human protein growth factor that is essential for normal bone development. For more information, please visit the company’s website at www.bonebiologics.com. Bone Biologics trades on the OTCQB venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

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About Musculoskeletal Transplant Foundation

The Musculoskeletal Transplant Foundation, a non-profit organization based in Edison, NJ, is a national consortium comprised of leading organ procurement organizations, tissue recovery organizations and academic medical institutions. Since its inception in 1987 MTF has received tissue from more than 100,000 donors and distributed more than five million grafts for transplantation. For more information visit www.mtf.org.

About OrthoFix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company’s sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

About Hankey Capital, LLC

Hankey Capital, LLC, a member of the Hankey Group of Companies, is a private equity firm based in Los Angeles, California. The Hankey Group of Companies is one of the largest subprime auto finance lending organizations in the United States and provides a broad array of equity and debt capital solutions to emerging growth companies as well as origination and management of a $300MM auto and real estate asset-based finance portfolio.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company’s current beliefs, expectations or intentions regarding future events. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “will,” “will be,” “anticipate,” “predict,” “continue,” “future,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to trading in the Company’s common stock on the OTC Bulletin Board; the next phase of the Company’s development and testing work; the Company’s expectation about moving its technology forward and setting the stage for future growth and enhanced shareholder value; and the future need for regenerative bone solutions. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of the Company and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: future revenues, expenditures, capital or other funding requirements, the adequacy of the Company’s current cash and working capital to fund present and planned operations and financing needs, expansion of and demand for product offerings, and the growth of the Company’s business and operations through acquisitions or otherwise, as well as future economic and other conditions both generally and in the Company’s specific geographic and product markets. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent current report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2015 and Form 10-Q, filed with the Securities and Exchange Commission on November 16, 2015. The Company anticipates that subsequent events and developments may cause their views and expectations to change. The Company assumes no obligation, and they specifically disclaim any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 (the Act) as amended. The securities offered in the financing have not been registered under the Act and may not be offered or sold in the United States absent a registration or an applicable exemption from registration requirements.

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